Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION AT

BANK OF AMERICA MERRILL LYNCH HEALTH CARE CONFERENCE

-ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR APRIL 2010-

RONKONKOMA, N.Y. — May 11, 2010 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will webcast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Bank of America Merrill Lynch Health Care Conference on Thursday, May 13, 2010.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com, on Thursday, May 13, 2010 at 8:00 AM (ET).

NBTY’s preliminary unaudited net sales results for April 2010 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF APRIL

($ In Millions)

	2010	2009	% Change

Wholesale / US Nutrition	$139	$132	6%

North American Retail	$18	$17	3%

European Retail	$51	$48	7%

Direct Response / E-Commerce	$18	$17	7%

Total	$227	$214	6%

North American Retail same store sales increased 2% for the one month period.  European Retail net sales in local currency, (British Pound Sterling), increased 3% and same store sales decreased 1%.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.naturesbounty.com), Vitamin World(R) (www.vitaminworld.com), Puritan’s Pride(R) (www.puritan.com), Holland & Barrett(R) (www.hollandandbarrett.com), Rexall(R) (www.rexall.com), Sundown(R) (www.sundownnaturals.com), MET-Rx(R)  (www.metrx.com), Worldwide Sport Nutrition(R) (www.sportnutrition.com), American Health(R) (www.americanhealthus.com), GNC (UK)(R) (www.gnc.co.uk), DeTuinen(R) (www.detuinen.nl), LeNaturiste™ (www.lenaturiste.com), SISU(R) (www.sisu.com),  Solgar(R) (www.solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, (www.juliangraves.com) and Ester-C(R), (www.ester-c.com) brands.  NBTY routinely posts information that may be important to investors on its web site.